Exhibit 99
TITAN INTERNATIONAL, INC. ANNOUNCES THAT IT HAS RECEIVED A PROPOSAL
TO PURCHASE ITS SUBSIDIARY ITALTRACTOR ITM S.p.A.

QUINCY, Ill--Titan International, Inc. (NYSE: TWI)
March 31, 2016

Contact: Todd Shoot, IR contact
todd.shoot@titan-intl.com; 217-221-4416

Titan International, Inc. (the “Company”) has received a non-binding letter of interest (the “Proposal”) that includes a nine-figure purchase price to acquire Italtractor ITM S.p.A. (“ITM”), one of the Company’s subsidiaries that designs and produces steel track and undercarriages for the construction, mining and agricultural markets. The Proposal is subject to and is predicated upon all necessary due diligence, and in this connection the Company has given the potential purchaser identified in the Proposal information concerning ITM. The Company had previously expressed its receptiveness to entertaining offers for the sale of ITM at this price level.

The Company has formed a special committee, which is comprised of independent members of the Board of Directors, to review and analyze the issues relating to a possible sale of ITM and engage in discussions with third parties, including with respect to the Proposal, and, to the extent appropriate, negotiate or supervise the negotiation of the final terms of any transaction and any agreements necessary to give it effect. Mr. Gary Cowger is the chairman of the committee, which is also comprised of Mr. Albert Febbo, Mr. Peter McNitt and Mr. Anthony Soave. The committee intends to engage a financial advisor to assist it in carrying out its responsibilities.

The Company cannot predict whether or when any sale or other transaction involving ITM would or would not occur.

Safe harbor statement:

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “outlook,” “potential,” “may,” “will” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to risk factors as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2015. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer applications.